Exhibit 10.2

Wealth Management

Business Building Incentive Plan

The Wealth Management Business Building Incentive Plan (the “Plan”) has been established to achieve the division’s objectives while rewarding employees for individual performance as well as their contribution to divisional and corporate success. The intent of this Plan is to reward employees as the Wealth Management division meets and exceeds performance targets.

INCENTIVE STRUCTURE

A target payment will be established based on the participant’s position, with a range of 0% to 150% based upon actual performance. Performance will be measured as outlined below:

Position	Target Payment	New Business	Lost Business	Pre-tax Earnings	Revenue
Chief Wealth Management Officer	$90,000	20%	20%	30%	30%
Designated Wealth Management Divisional Leaders	$65,000	20%	20%	30%	30%

New business will include new accounts and solicited additions/upgrades and exclude routine contributions. Lost business will exclude routine distributions. New/lost business will be based on the market value at the time and will not be further adjusted for market appreciation/depreciation. Assets under administration only will be excluded from new business and lost business. Pre-tax earnings results will be net of any payment under this or any other incentive plan. Revenues will be direct division revenues.

Performance targets for each measure will be established by the Compensation and Human Resources Committee of the Board of Directors (the “CHRC”). Goals and/or results may be adjusted to reflect extraordinary events, including, but not limited to, acquisitions or mergers. The Plan payment is determined by assessing achievement of each metric individually using a linear interpolation with the opportunity for a payout of 0% to 150% of target and averaging the results. A minimum performance threshold of 70.0% achievement for each metric must be achieved to qualify for an award based on that metric. The target payment is multiplied by this average to determine final payment under the Plan.

If the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, all participants will be required to reimburse the Corporation for any Plan payment that would not have been earned based on the restated financial results.

PRINCIPAL PROVISIONS

Term of the Program

The term of this Plan is one calendar year. This Plan supersedes all previous plans for participants.

Eligible Participants

The Wealth Management Division Head and Designated Wealth Management Divisional Leaders are the only participants in this program.

Administration

The Board of Directors has responsibility for establishing goals and determining Plan payments. The Board has delegated responsibility for review of Plan parameters, goals and payments to the CHRC.

Plan payments will be determined by the CHRC. Regardless of the actual award levels determined by the Plan parameters, the CEO and COO and the CHRC reserve the right to reduce the size of any award. The decisions of the CHRC will be considered final, binding, and conclusive on all parties. Payments under this Plan are intended to be performance-based awards under Section 10 of the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan and are subject to the requirements of such plan.

Payments under this Plan are subject to the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy which, among other things, requires executive officers to reimburse the Corporation for any plan payment that would not have been earned if the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under Federal securities laws. Further, participants who are not executive officers also may be required to reimburse the Corporation for any Plan payment that would not have been earned based on the restated financial results.

The Board of Directors and/or the CHRC reserves the right to suspend, modify or terminate the Plan at any time without the consent of any participant or participants.

Individual Performance and Incentive Payments

An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

Compliance with all Corporation and/or department policies and procedures is essential. This includes, but is not limited to, the following of investment policies and the proper and timely documentation of all work. Any violation of policy can result in loss of incentive compensation as well as loss of employment.

Payment

Incentive compensation will be paid as soon as practicable after final results can be quantified, but in no event later than March 15, 2025. Participants must be active employees or retirees of The Washington Trust Company or Washington Trust Advisors, Inc. on December 31, 2024 in order to qualify for payment. For this purpose, a “retiree” is a participant who has terminated employment with the Corporation or a Subsidiary after attaining age 65 or after attaining age 55 with at least ten years of service. Participants who terminate employment with the Corporation (for reasons other than retirement) prior to December 31, 2024 will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment. Post-employment payments are at the discretion of CHRC. The Corporation intends that this Plan and all payments hereunder will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as “short term deferrals.” To the extent that any provision of this Plan is ambiguous as to its exemption from Section 409A of the Code, the provision shall be read in a manner consistent with such intent.

This is not a tax qualified plan, which means that all payments are subject to ordinary taxation.

Claims To Awards And Employment Rights

Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the organization or limit, in any way, the right of the employer to terminate at will.